Exhibit 99.1

Subject: RE: Urgent Need for Communication

From: glenn gardone [mailto:glenngardone@yahoo.com]
Sent: Thursday, September 19, 2013 7:28 AM
To: Joe Heller
Cc: jmdevlinjr@verizon.net; 'Alan Schor'; chuckgardner1@gmail.com; Kapen, Alon; glenngardone@yahoo.com
Subject: Re: Urgent Need for Communication

Joe--

Thank you for your thoughts on my son Anthony. He is doing well after his gallbladder surgery.

As for your statements below, please see the 2 attached emails that were sent to the board regarding my resignation. As you can see my decision has not changed since the board conference call I attended on September 6th. I was available during the process and answered all questions that the board had regarding my resignation including the company's poor financial position which was misrepresented to me during my interview process.

Glenn

Subject: [No Subject]

From: glenn gardone (glenngardone@yahoo.com)

To: jmdevlinjr@verizon.net; schoralan24@yahoo.com; chuckgardner1@gmail.com; joe@nextlevelvp.com;

Date: Thursday, September 12, 2013 3:33 PM

Gentlemen

I know we have spoken individually (except for Chuck and myself) and the board had a conference call on Friday (9/6) at 3pm to discuss my resignation which I attended. As you know, I tendered my resignation as CEO and Chairman of the Board on Thursday night and reiterated my position and reasons behind my resignation during the meeting on Friday at 3pm.

As discussed during the call and during one on one phone conversations, I am willing to help the company any way that I can and I am available to discuss any situation you feel I could help in. I have continued to be available to each person on this email list and have spoken several times to each of you over the past few days.

I wish you all the best in your future endeavors

Respectfully,
Glenn Gardone

Subject: Letter of resignation

From: glenn gardone (glenngardone@yahoo.com)

To: joe@nextlevelvp.com; jmdevlinjr@verizon.net; chuckgardner1@gmail.com; schoralan24@yahoo.com;

Cc: glenngardone@yahoo.com;

Date: Thursday, September 5, 2013 9:05 PM

Gentlemen

After careful consideration, I am informing you of my letter of resignation effective at midnight September 5th, 2013. I feel that the situation within Coupon Express is not what was fully explained to me at the time of our discussions and the personal financial risk associated is well above what I am willing to consider. If the position and financial stability were fully explained to me at the time of discussions, I would not have accepted the role of CEO.

Thank you and good luck in your endeavors.

Respectfully,
Glenn Gardone